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                                                                     Exhibit 8.1


                            Willkie Farr & Gallagher
                               One Citicorp Center
                              153 East 53rd Street
                            New York, New York 10022




September 10, 1996




Globalstar Telecommunications Limited
Cedar House
41 Cedar Avenue
Hamilton HM 12 Bermuda


Ladies and Gentlemen:


         We have acted as counsel for Globalstar Telecommunications Limited, a Bermuda corporation (the "Company"), in connection with its registration for resale of $310,000,000 Convertible Preferred Equivalent Obligations due 2006 (the "Securities") and the 4,769,230 shares of Common Stock issuable upon conversion thereof, subject to adjustment in certain circumstances (the "Conversion Shares"), and 267,256 shares of Common Stock for the account of certain stockholders, as described in the Company's Prospectus (the "Prospectus"), contained in the Form S-3 Registration Statement (as amended, the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Securities have been issued pursuant to an Indenture, dated as of March 6, 1996 (the "Indenture"), between the Company and The Bank of New York, as Trustee.

         As counsel for the Company, we have examined copies of the Registration Statement and the Amended and Restated Agreement of Limited Partnership, dated as of December 31, 1994 (the "Partnership Agreement"), of Globalstar, L.P. ("Globalstar"). We have examined originals, certified copies or photocopies of such records of Globalstar, the Company and its subsidiaries and such other certificates and documents as we have deemed relevant and necessary for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to
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September 10, 1996
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us as originals and the conformity to originals of all documents submitted to us as certified copies or photocopies. As to various questions of fact material to such opinions, we have relied upon certificates of officers of the Company and of Globalstar and public officials.

         Based upon the foregoing and having regard for such legal questions as we have deemed relevant,

         (i) The legal conclusions set forth in the discussion of U.S. tax law under the heading "Taxation--United States Tax Considerations" are our opinions, and it is our opinion that this discussion addresses the material U.S. tax consequences of an investment in the Securities and Common Stock; and

         (ii) It is our opinion that the statements set forth under the heading "Governance of Globalstar," insofar as such statements purport to summarize provisions of the Partnership Agreement, provide a fair summary of such provisions, and the statements set forth under the heading "Description of Securities" in the Prospectus, insofar as such statements purport to summarize provisions of the Securities and the Indenture, provide a fair summary of such provisions.

         We call to your attention that we are members of the Bar of the State of New York and do not purport to be experts in, or to render any opinions with respect to, the laws of jurisdictions other than the State of New York, except for the federal laws of the United States of America and the Revised Uniform Limited Partnership Act of the State of Delaware.



Very truly yours,

/s/  Willkie Farr & Gallagher